Exhibit 99.15

PRICING SUPPLEMENT

Date:	_________________

To:	John Joseph Ricketts (“Counterparty”)

Telefax No.:	866-589-3475

Attention:	Alfred Levitt

From:	Citibank, N.A. (“Citibank”)

Telefax No.:	212-615-8985

Ladies and Gentlemen:

The purpose of this communication is to notify you of certain term of the Transaction entered into on the Trade Date specified below between Counterparty and Citibank.

This Pricing Supplement supplements, forms a part of, and is subject to the Confirmation dated as of [__________] between Counterparty and Citibank (the “Confirmation”).  The Confirmation is subject to the Master Terms and Conditions for Call Option Transactions dated as of March 6, 2014 (the “Master Confirmation”) between Counterparty and Citibank, as amended and supplemented from time to time.

Trade Date:	[ ]
Hedge Completion Date:	[ ]
Hedge Period Reference Price:	USD[ ]
Strike Price:	USD[ ]
Premium:	USD[ ]

Yours sincerely,

CITIBANK, N.A.

By:
Authorized Representative

Confirmed as of the date first above written:

JOHN JOSEPH RICKETTS

_______________________